MDU Resources Revises 2003 Earnings Guidance

BISMARCK, NORTH DAKOTA - March 11, 2003 - MDU Resources Group, Inc. (NYSE:MDU) announced today that it was revising its 2003 earnings guidance upward. The company now projects earnings per share, diluted, from operations for 2003 in the $1.90 to $2.15 range, up from the previous range of $1.80 to $2.05, excluding the cumulative effects of new accounting rules related to asset retirement obligations being implemented in 2003.

"The continuing strength of natural gas and oil prices is expected to increase the earnings potential of the natural gas and oil production segment for the first quarter of 2003 thereby causing the company to reassess its annual earnings projections," said Martin A. White, chairman of the board, president and chief executive officer of MDU Resources. "In addition, the construction materials and mining segment continues to build on its backlog, with current backlog at approximately $290 million. Our utility operations are also off to a good start as well, a result of more normal winter weather. These factors increase my optimism for the success of our operations in 2003."

The change will be included in the discussion in the real-time webcasts of the company's presentation at the CIBC World Markets Annual Global Energy Conference and the company's analyst seminar at the Inter-Continental Hotel in New York City. The CIBC presentation is scheduled for Wednesday, March 12, 2003, beginning at 2:00 p.m. EST and concluding at 2:30 p.m. The event can be accessed through the MDU Resources' Web site, www.mdu.com at 2:00 p.m. EST while the replay of the audio webcast can be accessed beginning at 5:30 p.m. EST. The audio webcast will be archived until March 26, 2003. The analyst seminar is scheduled for Thursday, March 13, 2003, beginning at 9:00 a.m. EST and concluding at noon EST. The event can be accessed through the MDU Resources' Web site, www.mdu.com at 9:00 a.m. EST while the replay of the audio webcast can be accessed beginning at 3:00 p.m. EST. The audio webcast will be archived until March 27, 2003.

Safe Harbor for Forward-looking Statements
The information in this release includes certain forward-looking statements, including earnings per share guidance and statements by the chairman of the board, president and chief executive officer of MDU Resources, within the meaning of Section 21E of the Securities Exchange Act of 1934. Although the company believes that its expectations are based on reasonable assumptions, actual results may differ materially. Following are important factors that could cause actual results or outcomes for the company to differ materially from those discussed in forward-looking statements.

- The recent events leading to the current adverse economic environment may have a general negative impact on the company's future revenues.
- The company's natural gas and oil production business is dependent on factors including commodity prices that cannot be predicted or controlled.
- The company's operations are weather sensitive.
- The company is subject to extensive environmental laws and regulations that may increase its costs of operations, impact or limit business plans, or expose the company to environmental liabilities.
- The company is subject to extensive government regulations that may have a negative impact on its business and its results of operations.
- The company is dependent on its ability to successfully access capital markets. Inability to access capital may limit its ability to execute business plans, pursue improvements or make acquisitions that it may otherwise rely on for future growth.
- There are risks involved with the growth strategies of the company's independent power production business.
- The value of the company's investment in foreign operations may diminish due to political, regulatory and economic conditions and changes in currency rates in countries where the company does business.
- Competition is increasing in all of the company's businesses.
- Other important factors that could cause actual results or outcomes for the company to differ materially from those discussed in forward-looking statements include:
  - Acquisition and disposal of assets or facilities
  - Changes in operation and construction of plant facilities
  - Changes in present or prospective generation
  - Changes in anticipated tourism levels
  - The availability of economic expansion or development opportunities
  - Population growth rates and demographic patterns
  - Market demand for energy from plants or facilities
  - Changes in tax rates or policies
  - Unanticipated project delays or changes in project costs
  - Unanticipated changes in operating expenses or capital expenditures
  - Labor negotiations or disputes
  - Inflation rates
  - Inability of the various counterparties to meet their contractual obligations
  - Changes in accounting principles and/or the application of such principles to the company
  - Changes in technology and legal proceedings
  - The ability to effectively integrate the operations of acquired companies

For further discussion, refer to the company's most recent Form 10-K at Item 7 - Management's Discussion and Analysis of Financial
Condition and Results of Operations - Risk Factors and Cautionary
Statements that May Affect Future Results.

MDU Resources Group, Inc. provides energy, value-added natural resource products and related services that are essential to our country's energy, transportation and communication infrastructure. MDU Resources includes electric and natural gas utilities, a natural gas pipeline, utility services, natural gas and oil production, construction materials and mining, energy services and domestic and international independent power production.
For more information about MDU Resources, see the company's
Web site at www.mdu.com or contact the investor relations department at investor@mduresources.com.


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Contacts:
Cathi Christopherson - Vice President, Corporate Communications
(701) 222-7959 or
Nicole Kivisto - Financial and Investor Relations Analyst
(701) 222-7937